Exhibit 99.1

DAYSTAR TECHNOLOGIES EXPANDS PURCHASE AGREEMENT WITH

BLITZSTROM GmbH FOR UP TO 130 MEGAWATTS BY 2010

Company Resumes Regular Commercial Shipments of TerraFoilTM Solar Cells

Dresden, Germany – (PR NEWSWIRE) – September 7, 2006 – DayStar Technologies, Inc. (NASDAQ:DSTI), a developer and manufacturer of innovative Photovoltaic Foil™ products, announced it has reached an agreement with Blitzstrom, GmbH (“Blitzstrom”), a photovoltaic (PV) systems integrator, to extend and expand its 2005 purchase agreement for the Company’s exclusive TerraFoil™ solar cells. The agreement was reached while in attendance at the 21st European Photovoltaic Solar Energy Conference, held in Dresden, Germany.

In June 2005, DayStar and Blitzstrom signed a purchase agreement for Blitzstrom to purchase up to 30 megawatts (“MW”) of its TerraFoil™ solar cells through the end of 2008. The amended agreement calls for the purchase of up to 130 MW of DayStar’s TerraFoil™ product through the end of 2010.

In addition, DayStar has resumed commercial shipments of TerraFoil™ solar cell products to Blitzstrom. The TerraFoil™ cells are destined for Titan Energy in India, Blitzstrom’s contract module manufacturer, where they will be used as an alternative to silicon wafer cells to produce traditional flat-plate PV modules. Blitzstrom plans to use the finished modules for their worldwide solar energy system sales.

Under the amended agreement with Blitzstrom, DayStar will continue shipments of its TerraFoil™ solar cells which are manufactured using its CIGS technology. Unlike other thin-film PV products, DayStar’s TerraFoil™ is manufactured on unbreakable metal foil as discrete solar cells that can be interconnected and packaged similar to silicon wafer cells. This approach allows significantly better product yields and lower potential product costs. In response to the opportunity afforded by the recent supply shortage of silicon wafers, DayStar has initiated the aggressive expansion of its Gen III™ manufacturing platform development, targeting 20 MW of capacity by the end of 2007.

“We recognize the unique advantages of DayStar’s thin-film CIGS technology and its ability to continue to improve the economics of PV systems,” said Bernhard Beck, CEO of Blitzstrom GmbH. “By extending relationships with key suppliers like DayStar, we are positioning ourselves as a market leader in thin-film system integration, supplying optimized solar energy solutions to our customers. We look forward to a long and successful relationship with DayStar.”

“DayStar is very pleased to announce this contract extension with Blitzstrom. This clearly underscores our customer’s confidence in our ability to deliver high quality, cost competitive solar products,” said Dr. John R. Tuttle, Chairman and CEO of DayStar Technologies. “DayStar continues to stay focused on its manufacturing development and scale-up plans to become a world leader as the manufacturer of next generation PV technologies.”

About Blitzstrom GmbH

Based in Mainbernheim, Bavaria, Blitzstrom GmbH, as a wholesaler provides ready-to-use solutions in roof-mounted photovoltaic systems of all sizes. The product range comprises self-sufficient solar systems for off-grid areas as well as grid tied installations, up to Beck Energy open space, large-scale solar power plants in the megawatt range. The use of state-of-the-art technologies combined with proper innovations underline Blitzstrom’s aspiration to be the leading system integrator in the field of thin-film technology. Flexible technological solutions and extensive consulting are the cornerstones of the services provided by Blitzstrom GmbH to its customers. For more information on the company, please visit www.blitzstom.de and www.Beck-Energy.de

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is an emerging leader in low cost, high efficiency Photovoltaic Foil™ that converts sunlight into energy. The Company manufactures CIGS solar cells, which are deposited on flexible metal foils using production processes adapted from computer component manufacturing. As an alternative to wafer-silicon solar cells, DayStar believes the unique combination of its CIGS solar cell design coupled with proprietary manufacturing processes on flexible metal substrates could substantially lower costs and remove deployment barriers currently limiting large adoption of solar energy. For more information on the Company, please visit http://www.daystartech.com.

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “future, “ “plan” or “planned, “ “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including risks that our products may not achieve customer acceptance or that they will not perform as expected, and other risks identified in our annual report on Form 10-KSB and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and DayStar Technologies Inc. undertakes no obligation to update such statements.

FOR MEDIA RELATIONS INQUIRIES, PLEASE CONTACT

Erica Dart, DayStar Technologies, Inc.

518-383-4600 ext. 419 or via email edart@daystartech.com

FOR INVESTOR RELATIONS INFORMATION, PLEASE CONTACT

Dodi Handy, Elite Financial Communications Group

407-585-1080 or via email dsti@efcg.net